Exhibit 99.1

Northwest Pipe Company Announces First Quarter 2024 Financial Results

•	Net sales of $113.2 million increased 14.2% year-over-year, a record for first quarter revenues
•	Gross profit of $20.1 million increased 21.5% year-over-year, the highest first quarter gross profit in 11 years
•	Net income of $0.52 per diluted share
•	Backlog[1] of $255 million; backlog including confirmed orders[2] of $337 million for the Engineered Steel Pressure Pipe segment (“SPP”)
•	Order book[3] of $52 million for the Precast Infrastructure and Engineered Systems segment (“Precast”)
•	Repurchased $3.7 million of common stock during the quarter

VANCOUVER, Washington—May 1, 2024—Northwest Pipe Company (NASDAQ: NWPX) (the “Company”), a leading manufacturer of water-related infrastructure products, today announced its financial results for the first quarter ended March 31, 2024. The Company will broadcast its first quarter 2024 earnings conference call on Thursday, May 2, 2024 at 7:00 a.m. PT.

Management Commentary

“Despite the strength of the incoming order book, our non-residential Precast business shipments were weak in the first quarter resulting in depressed margins. The residential portion of our Precast business continues to maintain a strong order book, production levels, and shipments. However, as we expected, the margins have come under some modest pressure due to regional differences in market demand. Following a slow first quarter, which is generally the case in our Precast segment, we are expecting fairly strong improvement in both revenue and margins for the second quarter and a strong remainder of the year,” said Scott Montross, President and Chief Executive Officer of Northwest Pipe Company. “During the first quarter, the SPP business had very strong bidding activity and production levels. We generated revenue of $80 million with margins that improved approximately 280 basis points over the previous quarter. Our backlog including confirmed orders grew to $337 million due to the strength in bidding activity. We are anticipating a second quarter that is in line with the first and continued strength throughout 2024.”

First Quarter 2024 Financial Results

Consolidated

•	Net sales increased 14.2% to $113.2 million from $99.1 million in the first quarter of 2023.
•	Gross profit increased 21.5% to $20.1 million, or 17.8% of net sales, from $16.6 million, or 16.7% of net sales, in the first quarter of 2023.
•	Net income was $5.2 million, or $0.52 per diluted share, compared to $2.4 million, or $0.23 per diluted share, in the first quarter of 2023.

Engineered Steel Pressure Pipe Segment (SPP)

•	SPP net sales increased 25.9% to $80.0 million from $63.5 million in the first quarter of 2023 driven by a 54% increase in tons produced resulting primarily from changes in project timing, partially offset by an 18% decrease in selling price per ton primarily due to product mix.
•	SPP gross profit increased 83.0% to $14.2 million, or 17.8% of SPP net sales, from $7.8 million, or 12.2% of SPP net sales, in the first quarter of 2023 primarily due to increased volume and changes in product mix.
•	SPP backlog was $255 million as of March 31, 2024 compared to $273 million as of December 31, 2023 and $297 million as of March 31, 2023. Backlog including confirmed orders was $337 million as of March 31, 2024 compared to $319 million as of December 31, 2023 and $370 million as of March 31, 2023.

Precast Infrastructure and Engineered Systems Segment (Precast)

•

Precast net sales decreased 6.6% to $33.2 million from $35.6 million in the first quarter of 2023, despite a 23% increase in volume shipped, due to a 24% decrease in selling prices driven by changes in product mix.

•	Precast gross profit decreased 33.0% to $5.9 million, or 17.7% of Precast net sales, from $8.8 million, or 24.7% of Precast net sales, in the first quarter of 2023 primarily due to changes in product mix.
•	Precast order book was $52 million as of March 31, 2024 compared to $46 million as of December 31, 2023 and $58 million as of March 31, 2023.

Balance Sheet and Cash Flow

•	As of March 31, 2024, the Company had $89.9 million of outstanding revolving loan borrowings and additional borrowing capacity of approximately $34 million under the revolving credit facility.
•	Net cash provided by (used in) operating activities was ($26.1) million in the first quarter of 2024 compared to $26.3 million in the first quarter of 2023 primarily due to a $54.8 million decrease in cash provided by changes in working capital partially offset by a $2.4 million increase in cash provided by net income adjusted for non-cash items.
•	Capital expenditures were $4.6 million in the first quarter of 2024 compared to $4.4 million in the first quarter of 2023.
•	The Company repurchased approximately 127,000 shares of its common stock at an average price of $29.39, for a total of $3.7 million during the first quarter of 2024. Since the authorization of the share repurchase program in November 2023, the Company repurchased approximately 171,000 shares of its common stock at an average price of $29.57, for a total of $5.1 million as of April 30, 2024.

1 Northwest Pipe Company defines “backlog” as the balance of remaining performance obligations under signed contracts for Engineered Steel Pressure Pipe products for which revenue is recognized over time.

2 Northwest Pipe Company defines “confirmed orders” as Engineered Steel Pressure Pipe projects for which the Company has been notified that it is the successful bidder, but a binding agreement has not been executed.

3 Northwest Pipe Company defines “order book” as unfulfilled orders outstanding at the measurement date for its Precast Infrastructure and Engineered Systems segment.

Conference Call Details

A conference call and simultaneous webcast to discuss the Company’s first quarter 2024 financial results will be held on Thursday, May 2, 2024, at 7:00 a.m. Pacific Time. The call will be broadcast live on the Investor Relations section of the Company’s website at investor.nwpipe.com and will be archived online upon completion of the conference call. For those unable to listen to the live call, a replay will be available approximately three hours after the event and will remain available until Thursday, May 16, 2024, by dialing 1‑844‑512‑2921 in the U.S. or 1‑412‑317‑6671 internationally and entering the replay access code: 13745284.

About Northwest Pipe Company

Founded in 1966, Northwest Pipe Company is a leading manufacturer of water-related infrastructure products. In addition to being the largest manufacturer of engineered steel water pipeline systems in North America, the Company manufactures stormwater and wastewater technology products; high-quality precast and reinforced concrete products; pump lift stations; steel casing pipe, bar-wrapped concrete cylinder pipe, and one of the largest offerings of pipeline system joints, fittings, and specialized components. Strategically positioned to meet growing water and wastewater infrastructure needs, Northwest Pipe Company provides solution-based products for a wide range of markets under the ParkUSA, Geneva Pipe and Precast, Permalok®, and Northwest Pipe Company lines. The Company’s diverse team is committed to quality and innovation while demonstrating the Company’s core values of accountability, commitment, and teamwork. The Company is headquartered in Vancouver, Washington, and has 13 manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

Forward-Looking Statements

Statements in this press release by Scott Montross contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity and order modifications or cancelations, timing of customer orders and deliveries, production schedules, price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, economic uncertainty and associated trends in macroeconomic conditions, including potential recession, inflation, and the state of the housing market, interest rate risk and changes in market interest rates, including the impact on the Company’s customers and related demand for its products, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate future acquisitions into its business and operations and achieve significant administrative and operational cost synergies and accretion to financial results, effects of security breaches, computer viruses, and cybersecurity incidents, timing and amount of share repurchases, impacts of U.S. tax reform legislation on the Company’s results of operations, adequacy of the Company’s insurance coverage, supply chain challenges, labor shortages, ongoing military conflicts in areas such as Ukraine and Israel, and related consequences, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, and floods and other natural disasters, material weaknesses in the Company’s internal control over financial reporting and its ability to remediate such weaknesses, impacts of pandemics, epidemics, or other public health emergencies, and other risks discussed in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2023 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog including confirmed orders. This non-GAAP financial measure is provided to better enable investors and others to assess the Company’s ongoing operating results and compare them with its competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company

investors@nwpipe.com

Or

Addo Investor Relations

nwpx@addo.com

###

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023
Net sales:
Engineered Steel Pressure Pipe	$80,007	$63,546
Precast Infrastructure and Engineered Systems	33,208	35,551
Total net sales	113,215	99,097

Cost of sales:
Engineered Steel Pressure Pipe	65,765	55,764
Precast Infrastructure and Engineered Systems	27,316	26,756
Total cost of sales	93,081	82,520

Gross profit:
Engineered Steel Pressure Pipe	14,242	7,782
Precast Infrastructure and Engineered Systems	5,892	8,795
Total gross profit	20,134	16,577

Selling, general, and administrative expense	11,444	11,866
Operating income	8,690	4,711
Other income (expense)	7	(29)
Interest expense	(1,474)	(1,369)
Income before income taxes	7,223	3,313
Income tax expense	1,985	951
Net income	$5,238	$2,362

Net income per share:
Basic	$0.53	$0.24
Diluted	$0.52	$0.23

Shares used in per share calculations:
Basic	9,916	9,940
Diluted	10,045	10,087

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$4,262	$4,068
Trade and other receivables, net	52,396	47,645
Contract assets	135,715	120,516
Inventories	96,481	91,229
Prepaid expenses and other	7,840	9,026
Total current assets	296,694	272,484
Property and equipment, net	145,323	143,955
Operating lease right-of-use assets	86,978	88,155
Goodwill	55,504	55,504
Intangible assets, net	30,066	31,074
Other assets	6,735	6,709
Total assets	$621,300	$597,881

Liabilities and Stockholders’ Equity
Current liabilities:
Current debt	$10,756	$10,756
Accounts payable	26,365	31,142
Accrued liabilities	22,489	27,913
Contract liabilities	18,596	21,450
Current portion of operating lease liabilities	5,067	4,933
Total current liabilities	83,273	96,194
Borrowings on line of credit	89,863	54,485
Operating lease liabilities	84,211	85,283
Deferred income taxes	10,863	10,942
Other long-term liabilities	10,476	10,617
Total liabilities	278,686	257,521

Stockholders’ equity	342,614	340,360
Total liabilities and stockholders’ equity	$621,300	$597,881

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income	$5,238	$2,362
Depreciation and finance lease amortization	3,405	2,799
Amortization of intangible assets	1,008	1,061
Deferred income taxes	(80)	635
Share-based compensation expense	1,025	990
Other, net	159	473
Changes in working capital	(36,844)	17,962
Net cash provided by (used in) operating activities	(26,089)	26,282

Cash flows from investing activities:
Purchases of property and equipment	(4,570)	(4,382)
Other investing activities	48	-
Net cash used in investing activities	(4,522)	(4,382)

Cash flows from financing activities:
Borrowings on line of credit	64,664	34,602
Repayments on line of credit	(29,286)	(55,682)
Payments on finance lease obligations	(381)	(145)
Tax withholdings related to net share settlements of equity awards	(320)	(422)
Repurchase of common stock	(3,872)	-
Net cash provided by (used in) financing activities	30,805	(21,647)

Change in cash and cash equivalents	194	253
Cash and cash equivalents, beginning of period	4,068	3,681
Cash and cash equivalents, end of period	$4,262	$3,934